EXHIBIT 99.1
News Release

Media Contacts:
BancorpSouth:	Randy Burchfield
Chuck McIntosh
662-620-4305
Online: www.bancorpsouth.com
WARREN A. HOOD JR. AND KEITH JACKSON
ELECTED TO BANCORPSOUTH BANK BOARD OF DIRECTORS
TUPELO, Miss. – (August 8, 2007) – BancorpSouth Bank announced today from its corporate headquarters in Tupelo, Mississippi, that Warren A. Hood Jr. of Hattiesburg, Mississippi, chairman and CEO of Hood Industries, and Keith Jackson of Little Rock, Arkansas, broadcast analyst and former NFL All-Pro, have been named to the BancorpSouth Bank Board of Directors.
In making the announcement, Aubrey Patterson, BancorpSouth chairman and CEO, said, “BancorpSouth is extremely proud to have these two respected business, humanitarian and community leaders join our board of directors. Both Warren Hood and Keith Jackson will provide invaluable leadership and service to our company. We welcome them to the BancorpSouth family.”
Warren A. Hood Jr. is the chairman and CEO of Hood Companies. Established in 1978, Hood Companies includes three separate corporations with 60 manufacturing and distribution sites located throughout the United States and Canada. Its many products include lumber; plywood; insulated sheathing; roof insulation; commercial and residential asphalt roofing products; and industrial and consumer multi-walled sacks.
Hood serves on numerous corporate, community and philanthropic boards. He is the chairman of the board for the Institute for Technology Development and a former chairman of the Mississippi Technology Alliance and the Area Development Partnership of Hattiesburg, Mississippi.

He serves on the Georgia Tech president’s advisory board and the board for the Boy Scouts of America, Pine Burr Area Council. He is a former trustee of Millsaps College and a member of the Hattiesburg School Board as well as the Public Education Forum. Hood serves on the board of directors of Mississippi Power Company and recently served on The Governor’s Commission on Rebuilding, Recovery and Renewal after Hurricane Katrina. Additionally, he is a member of the board of directors for Momentum Mississippi.
Hood is married to the former Carolyn Shenton of Valdosta, Georgia. They have three children: Carrie, a graduate of Vanderbilt Law School; Lauren, a graduate of the University of Mississippi; and Wren, a graduate of Georgia Tech. The Hoods are members and very active in the Parkway Heights United Methodist Church in Hattiesburg.
Keith Jackson was born in Little Rock, Arkansas. At Parkview High School, he was a three-sport letterman and Parade All-American in football. He attended the University of Oklahoma and graduated with academic honors and a B.A. in Communications in 3 1/2 years.
In 1988, the Philadelphia Eagles made Keith Jackson the 13th pick of the first round of the National Football League draft. He played in the NFL for nine years and finished his career with a Super Bowl championship with the Green Bay Packers.
Jackson spent much of his off-the-field time promoting his faith inspired vision of developing an academic center that would give the youth in his hometown of Little Rock hope, strong values and academic confidence. In 1992, this vision became a reality with the incorporation of Positive Atmosphere Reaches Kids (PARK). PARK serves junior- and senior-high-school students who appear to be at risk of dropping out of school and or succumbing to the pressure of drugs, alcohol, sex and/or gangs. PARK provides after-school tutoring, recreation, summer programs and community service.
Jackson has also combined his college degree in communications and his professional playing experience to become a broadcast analyst with TNT television, Fox Sports Network and is currently an announcer for the Arkansas Razorback Sports Network. Jackson has also received numerous community awards including the N.C.C.J. Humanitarian Award, honorary Doctor of Humanities degree from Ouachita Baptist University, honorary doctorate degree from Lyon College, Boys Club Man of the Year, Arkansas Sports Hall of Fame, College Hall of Fame, NFL top 85 players and the Oklahoma University Offensive Player of the Century. Jackson and his wife Melanie have three children.
BancorpSouth Bank, headquartered in Tupelo, Mississippi, with approximately $13.2 billion in assets operates approximately 290 commercial banking, mortgage, insurance, trust and broker/dealer locations in Alabama, Arkansas, Florida, Louisiana, Mississippi, Missouri, Tennessee and Texas.